Exhibit 99.1

Appalachian Bancshares, Inc. Reports Fourth Quarter Results

•	Assets Grow to $971 Million during 2007
•	Non-Performing Assets Drop to $6.2 Million from $7.3 Million
•	Net Income Comes in at $5.6 Million or $1.06 per Diluted Share
•	Net Interest Margin Remains Above Peer Levels at 4.68% for 2007
•	Newly Expanded Branches Drive Core Deposit Growth of 19.8%

ELLIJAY, GA, January 31, 2008 – Appalachian Bancshares, Inc. (NASDAQ:APAB), holding company for Appalachian Community Bank and Appalachian Community Bank, F.S.B., today announced that total assets grew to $971.2 million, as of December 31, 2007, compared to $758.2 million on December 31, 2006, an increase of 28.1%. Total loans, net of allowance, were $797.7 million, an increase of $174.3 million, or 28.0%, when compared with $623.4 million on December 31, 2006. Deposits grew to $807.6 million as of December 31, 2007, an increase of $156.5 million, or 24.0%, when compared to $651.1 million on December 31, 2006.

Tracy Newton, President and Chief Executive Officer, stated that, “The fourth quarter was certainly one that will be long remembered both from the effects of a slower real estate and housing market and the way the market is viewing the value of the assets of our company. We have leveraged the specialized talents of real estate lenders during the quarter to pinpoint potential credit issues and to deal with them quickly and efficiently as shown in our operating results.”

Net income for 2007 was $5,570,000, or $1.06 per diluted share, a 7.2% decrease in net income when compared to $6,004,000, or $1.14 per diluted share, for 2006. Net income for the fourth quarter of 2007 was $1,103,000, or $0.21 per diluted share, a 32.8% decrease in net income when compared to $1,642,000, or $0.31 per diluted share, for the same period in 2006.

Return on average shareholders’ equity was 7.93% for 2007, compared to 9.57 % for 2006. Return on average assets was 0.65% for 2007, compared to 0.91% for 2006.

Mr. Newton commented that, “In spite of a continued weakness in the residential housing market and one of the most challenging quarters that I can remember, our outstanding staff did a superb job finishing up the year. During the fourth quarter, our non-performing assets to total assets decreased 22.0% from 0.82% at September 30, 2007 to 0.64% at December 31, 2007. Compared to the end of 2006, our non-performing assets to total assets only increased 3.2% to 0.64% from 0.62%. Likewise, our non-performing loans to total loans decreased 26.0% to 0.57% at year end from 0.77% at the end of the third quarter. Since the end of 2006, our non-performing loans to total loans ratio only increased 3.6% to 0.57% from 0.55%. Our net charge-offs for 2007 were 0.36% compared with 0.30% in 2006, only a slight increase during much worse economic conditions. Additionally, we feel confident that our loan loss reserves remain adequate at 1.21% of gross loans outstanding.”

For the quarter ended, net interest margin was 4.47% compared with 4.84% the same quarter a year ago. The net interest margin was 4.68% for 2007, compared to 5.04 % for 2006.

Total revenue, net of interest expense, was $42.8 million for 2007 and $11.0 million for the fourth quarter compared with $34.7 million for 2006 and $9.5 million for the same quarter a year ago. This represented increases of 23.6% and 16.5% for the same periods respectively.

Book value per share stood at $13.94 at December 31, 2007, compared to $12.83 per share at the end of 2006, an increase of approximately 8.7%.

Conference Call

The Company will hold a conference call on Thursday, January 31, 2008, at 11:00 a.m. ET, to discuss its financial results and strategic initiatives and to entertain questions. Listeners will be able to participate in the question-and-answer session. The telephone number for the conference call is 1-800- 860-2442. The conference call also will be available by webcast, through the Company’s website, www.apab.com, by clicking on the Investor Relations’ section. A replay of the call will be archived on the Company’s website for one year.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, and Appalachian Community Bank, F.S.B., a federally-chartered thrift. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank, and in Whitfield County, Georgia, under the trade name of Banco Fuerza) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, President and Chief Executive Officer, or Danny Dukes, Chief Financial Officer, at (706) 276-8160, with any questions or requests for additional information.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Summary Results of Operations Data:
Interest income	$19,068	$15,494	$72,127	$53,193
Interest expense	9,420	7,144	34,800	22,494

Net interest income	9,648	8,350	37,327	30,699
Provision for loan losses	2,466	794	4,726	3,253

Net interest income after provision for loan losses	7,182	7,556	32,601	27,446
Noninterest income	1,387	1,125	5,518	3,971
Noninterest expense	6,969	6,295	29,786	22,561

Income before taxes	1,600	2,386	8,333	8,856
Income tax expense	497	744	2,763	2,852

Net income	$1,103	$1,642	$5,570	$6,004

Per Share Data:
Net income, basic	$0.21	$0.32	$1.06	$1.16
Net income, diluted	0.21	0.31	1.06	1.14
Book value	13.94	12.83	13.94	12.83

Weighted average number of shares outstanding:
Basic	5,293,571	5,201,562	5,265,555	5,170,687
Diluted	5,293,571	5,268,005	5,276,200	5,278,711

Performance Ratios:
Return on average assets(1)	0.47%	0.88%	0.65%	0.91%
Return on average equity(1)	5.99%	9.93%	7.93%	9.57%
Net interest margin(1) (2)	4.47%	4.84%	4.68%	5.04%
Efficiency ratio(3)	63.19%	66.44%	69.53%	65.07%

Growth Ratios and Other Data:
Percentage change in net income	-32.83%		-7.23%
Percentage change in diluted net income per share	-32.26%		-7.02%

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APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except per share data)

	At December 31,
	2007	2006
Summary Balance Sheet Data:
Assets	$971,200	$758,214
Average earning assets (quarter-to-date)	865,235	692,895
Average earning assets (year-to-date)	804,865	617,595
Investment securities	80,510	74,725
Loans, held for sale	6,503	733
Loans	807,522	631,053
Allowance for loan losses	9,808	7,670
Deposits	807,597	651,134
Short-term borrowings	21,048	4,738
Accrued interest	2,059	1,454
Federal Home Loan Bank advances	57,350	25,050
Subordinated long-term capital notes	6,186	6,186
Other liabilities	3,297	2,889
Shareholders’ equity	73,663	66,763

Asset Quality:
Asset Quality Ratios
Nonperforming loans to total loans	0.57%	0.55%
Nonperforming assets to total assets	0.64%	0.62%
Allowance for loan losses to nonperforming loans	212.52%	220.21%
Allowance for loan losses to total loans	1.21%	1.21%

	At December 31,
	2007		2006
	Amount	% of Total Loans	Amount	% of Total Loans
Loans by Category
Real estate - acquisition & development (4)	$389,695	48.26%	$320,406	50.77%
Real estate - commercial	154,663	19.15%	125,560	19.90%
Real estate - residential	178,193	22.07%	115,276	18.27%
Commercial business	48,749	6.04%	40,491	6.42%
Other loans	36,222	4.49%	29,320	4.65%

Total Loans	$807,522		$631,053

	At December 31,
	2007		2006
	Amount	% of Total Nonperforming	Amount	% of Total Nonperforming
Nonperforming assets by category:
Loans
Real estate - acquisition & development	$3,302	53.36%	$521	11.08%
Real estate - commercial	—	0.00%	1,436	30.55%
Real estate - residential	839	13.56%	545	11.59%
Commercial business	412	6.66%	720	15.32%
Other loans	62	1.00%	261	5.55%
Other Real Estate
Real estate - acquisition & development	363	5.87%	771	16.40%
Real estate - commercial	206	3.33%	145	3.08%
Real estate - residential	935	15.11%	302	6.42%
Other Repossessed Property
Other loans	69	1.12%	—	0.00%

Total Nonperforming Assets	$6,188		$4,701

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APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except per share data)

	At December 31,
	2007		2006
	Amount	% of Total Average Loans	Amount	% of Total Average Loans
Quarterly Net Charge-Offs by Category
Real estate - acquisition & development	$940	0.12%	$115	0.02%
Real estate - commercial	—	0.00%	—	0.00%
Real estate - residential	495	0.06%	142	0.02%
Commercial business	40	0.01%	13	0.00%
Other loans	149	0.02%	26	0.00%

Total Net Charge-Offs	$1,624	0.21%	$296	0.05%

Year-to-Date Net Charge-Offs by Category
Real estate - acquisition & development	$1,230	0.17%	$386	0.07%
Real estate - commercial	145	0.02%	—	0.00%
Real estate - residential	671	0.09%	316	0.06%
Commercial business	114	0.02%	784	0.15%
Other loans	428	0.06%	156	0.03%

Total Net Charge-Offs	$2,588	0.36%	$1,642	0.30%

	At December 31, 2007
Growth Ratios and Other Data:
Percentage change in assets	28.09%
Percentage change in loans	27.96%
Percentage change in deposits	24.03%
Percentage change in equity	10.34%
Loans to deposits ratio	99.99%

(1)	Annualized.
(2)	Taxable equivalent.
(3)	Computed by dividing noninterest expense by the sum of the net interest income and noninterest income.
(4)	Residential loans amounted to $311.1 million or 79.8% of the Real Estate - Acquisition & Development category at December 31, 2007 and $274.7 million or 43.5% at December 31, 2006.

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APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$18,061	$14,608	$68,213	$49,843
Interest on securities:	—
Taxable securities	743	618	2,859	2,301
Nontaxable securities	164	160	639	668
Interest on deposits with other banks	5	6	78	30
Interest on federal funds sold	95	102	338	351

Total Interest Income	19,068	15,494	72,127	53,193

Interest Expense
Interest on deposits	8,708	6,558	32,367	20,351
Interest on federal funds purchased, short-term notes and securities sold under agreements to repurchase	92	129	283	472
Interest on Federal Home Loan Bank advances	500	332	1,629	1,180
Interest on subordinated long-term capital notes	120	125	521	491

Total Interest Expense	9,420	7,144	34,800	22,494

Net Interest Income	9,648	8,350	37,327	30,699
Provision for loan losses	2,466	794	4,726	3,253

Net Interest Income After Provision for Loan Losses	7,182	7,556	32,601	27,446

Noninterest Income
Customer service fees	588	450	2,235	1,650
Mortgage origination commissions	512	406	1,988	1,348
Net gains on sales of securities	7	—	7	—
Other operating income	280	269	1,288	973

Total Noninterest Income	1,387	1,125	5,518	3,971

Noninterest Expenses
Salaries and employee benefits	3,702	3,651	17,510	13,341
Occupancy, furniture and equipment expense	978	785	3,678	2,685
Other operating expenses	2,289	1,859	8,598	6,535

Total Noninterest expense	6,969	6,295	29,786	22,561

Income before income taxes	1,600	2,386	8,333	8,856
Income tax expense	497	744	2,763	2,852

Net Income	$1,103	$1,642	$5,570	$6,004

Earnings Per Common Share
Basic	$0.21	$0.32	$1.06	$1.16
Diluted	0.21	0.31	1.06	1.14

Cash Dividends Declared Per Common Share	—	—	—	—

Weighted Average Shares Outstanding
Basic	5,293,571	5,201,562	5,265,555	5,170,687
Diluted	5,293,571	5,268,005	5,276,200	5,278,711

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APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)

	December 31, 2007	December 31, 2006
Assets
Cash and due from banks	$13,392	$7,940
Interest-bearing deposits with other banks	310	541
Federal funds sold	12,797	3,107

Cash and Cash Equivalents	26,499	11,588

Securities available-for-sale	80,510	74,725

Loans, held for sale	6,503	733

Loans, net of unearned income	807,522	631,053
Allowance for loan losses	(9,808)	(7,670)

Net Loans	797,714	623,383

Premises and equipment, net	32,966	23,412
Accrued interest	9,797	8,157
Cash surrender value on life insurance	8,778	8,438
Intangibles, net	2,179	2,197
Other assets	6,254	5,581

Total Assets	$971,200	$758,214

Liabilities and Shareholders' Equity

Liabilities
Noninterest-bearing deposits	$56,559	$53,422
Interest-bearing deposits	751,038	597,712

Total Deposits	807,597	651,134

Short-term borrowings	21,048	4,738
Accrued interest	2,059	1,454
Federal Home Loan Bank advances	57,350	25,050
Subordinated long-term capital notes	6,186	6,186
Other liabilities	3,297	2,889

Total Liabilities	897,537	691,451

Shareholders' Equity
Preferred Stock, 20,000,000 shares authorized, none issued		—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,285,026 shares issued at December 31, 2007, and 5,280,497 shares issued at December 31, 2006	53	53
Paid-in capital	43,998	43,870
Retained earnings	29,331	23,761
Accumulated other comprehensive income (loss)	281	(221)
Treasury stock, at cost (-0- shares at December 31, 2007 and 75,973 shares at December 31, 2006)	—	(700)

Total Shareholders' Equity	73,663	66,763

Total Liabilities and Shareholders' Equity	$971,200	$758,214

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